EXHIBIT 99.1

Hooker Furnishings Reports Profitability Despite Challenging Market Conditions

MARTINSVILLE, Va., June 11, 2026 (GLOBE NEWSWIRE) -- Hooker Furnishings Corporation (NASDAQ-GS: HOFT) (“Hooker” or the “Company”), a global leader in home furnishings, today reported its operating results for its fiscal 2027 first quarter ended May 3, 2026.

Key Results for the Fiscal 2027 First Quarter:

  The Company generated operating income of $1.6 million in the first quarter of fiscal 2027, compared to an operating loss of $498,000 in the prior-year period, a $2.1 million improvement.
  Consolidated net sales decreased $1.7 million, or 2.4%, but consolidated gross profit increased $2.7 million, and gross margin improved 440 basis points.
  Hooker Branded drove profitability improvement, with gross profit increasing $2.9 million, and gross margin improving 960 basis points, contributing $1.2 million of operating income despite a 4.8% decrease in net sales.
  All Other net sales increased $605,000, or 11.7%, and the segment generated $1.1 million of operating income.
  The Company reported consolidated net income of $1.1 million, or $0.10 per share, reflecting improved gross margin, results from prior cost-reduction actions and progress toward a leaner, higher-margin operating model focused on core businesses.

Executive Commentary

“We are encouraged to report $1.1 million in consolidated net income for the quarter, a $4.1 million improvement over the prior-year first quarter,” said Jeremy Hoff, Chief Executive Officer. “These improvements were achieved despite a challenging demand environment characterized by depressed housing activity and low consumer confidence.”

“These improvements were primarily attributable to the $17.5 million reduction in fixed costs related to the continuing operations achieved in the prior year. Hooker Branded performed exceptionally well despite lower sales compared to the prior year. Domestic Upholstery’s performance was driven largely by lower sales volume but was bolstered by operational efficiencies implemented last fiscal year,” he continued. “Looking forward, retailer commitments to Margaritaville products, galleries, and free-standing stores continue to exceed our expectations, with meaningful shipments expected to begin in the second half of fiscal 2027.”

“We are also encouraged by the positive retailer response and commitments to products debuted at the April 2026 High Point Market. During the Market, we introduced Hooker Custom Upholstery, bringing together the Sam Moore and Bradington-Young brands under a unified platform. This updated market approach combines these upscale product lines under a unified premium Hooker Custom Upholstery identity, supported by a refreshed showroom presentation, enhanced marketing efforts, and a mix of new introductions and established products. The initiative is further supported by the capabilities of our new website launched in February 2026. Once market conditions improve, we believe this strategy will ultimately drive higher sales by creating a more cohesive brand narrative and presenting all offerings under the Hooker name, which carries the strongest brand recognition across our portfolio.”

Segment Reporting

Hooker Branded

Hooker Branded net sales decreased $1.8 million, or 4.8%, in the first quarter of fiscal 2027. Approximately 70% of the net sales decrease was attributed to the imported upholstery line, where results were impacted by inventory constraints, supply chain delays, product mix transitions and softer retail demand. These headwinds were partially offset by higher average selling prices from price increases implemented to mitigate higher product costs. Despite the sales decrease, Hooker Branded gross profit increased $2.9 million and gross margin improved 960 basis points, contributing $1.2 million of operating income to the Company’s consolidated operating income of $1.6 million for the quarter. Backlog increased nearly 30% compared to the prior-year first quarter, reflecting retailer commitments to new products, including Margaritaville, with meaningful shipments expected in the second half of the current fiscal year.

Domestic Upholstery

Domestic Upholstery net sales decreased $558,000, or 1.9% in the first quarter of fiscal 2027, due to the continued soft demand environment. Gross profit decreased $315,000 and gross margin decreased 80 basis points, driven primarily by lower revenue and higher overhead. The segment recorded an operating loss of $689,000, primarily driven by its indoor residential furnishings businesses. Domestic Upholstery backlog increased modestly compared to both the prior-year first quarter and fiscal 2026 year-end.

All Other

All Other’s performance was driven largely by increased sales and operating income in the hospitality division. Improved operating income was driven by lower costs due to cost-cutting measures implemented in the previous fiscal year.

Import Tariffs

In February 2026, during the Company’s fiscal first quarter, the U.S. Supreme Court ruled that certain tariffs imposed under the International Emergency Economic Powers Act were not authorized by statute. In March 2026, the U.S. Court of International Trade directed U.S. Customs and Border Protection to implement a refund process for previously collected duties. The order remains subject to appeal and further litigation.

Due to uncertainty regarding the ultimate recoverability timing and amount of any refunds, the Company did not recognize a receivable or any reduction of cost of sales or inventory related to these claims in its unaudited condensed consolidated financial statements for the first quarter of fiscal 2027. Under U.S. GAAP, the Company is applying a gain contingency model to evaluate potential tariff refunds, recognizing such amounts only when recovery is realized or realizable.

Cash, Debt, and Inventory

Cash and cash equivalents stood at $10.6 million, an increase of $9.5 million from prior year-end, with no outstanding term loan balance. Cash generated from operations was used to repay $3.6 million of principal amount of outstanding loans, distribute $1.3 million in cash dividends, and fund $403,000 capital expenditures. Inventory levels decreased by $3.7 million from $48.7 million at year-end to $45.0 million at the current quarter-end.

Despite these outflows, the Company maintained its financial flexibility with $54.2 million in available borrowing capacity under its Amended and Restated Loan Agreement as of the current quarter-end, net of standby letters of credit, and no outstanding balance on the credit facility.

As of June 9, 2026, the Company had over $15 million in cash on hand.

Capital Allocation

“In late fiscal 2026, we announced that our Board authorized a new share repurchase program under which we intend to repurchase up to $5 million of our outstanding common shares beginning in fiscal 2027,” said Earl Armstrong, Chief Financial Officer. “In connection with the repurchase authorization, the Board recalibrated the annual dividend to $0.46 per share, beginning with the Company’s December 31, 2025 dividend payment.”

“The share repurchase program began on April 21, 2026, pursuant to a plan structured to comply with the safe harbors of Rules 10b5-1 and 10b-18, which included a customary 90-day waiting period before the first purchases were made. During the quarter, we repurchased 7,615 shares of our stock for approximately $96,000 at an average price of $12.53 per share.”

“As we position the Company for sustainable growth, the new share repurchase program and adjusted dividend provide a balanced framework for returning capital to shareholders while preserving flexibility to invest in strategic priorities,” said Armstrong. “We believe this approach supports both near-term returns and long-term shareholder value,” he concluded.

Outlook

“Consolidated incoming orders increased 8% in May compared to the prior-year period, while backlog was up 14% year-over-year. The improvement was primarily driven by Margaritaville orders, which had its initial shipment in May,” Hoff added.

“However, housing activity remains pressured, and recent consumer confidence readings continue to reflect a very cautious consumer environment. The Department of Commerce’s April advance monthly estimates showed retail sales for furniture and home furnishings stores declined 2.0% from March and 3.6% from the prior year,” Hoff said.

“Additionally, we continue to monitor tariff developments. Based on currently available information, we expect certain tariffs to be levied on our imported goods later this fiscal year, which will replace, at least in part, the tariffs overturned by the U.S. Supreme Court earlier this year.”

“Our outlook for the fiscal 2027 second quarter is cautious, given the current macro-economic pressures. While we do not expect meaningful near-term improvement in market conditions, our more efficient cost structure and streamlined portfolio should help position us to deliver improved results versus the prior-year period, even if current conditions persist,” he continued.

“Our advantage is a sharper focus on our core businesses, a more disciplined operating model, and an organization aligned around profitable growth,” Hoff said. “While macroeconomic conditions remain challenging and tariff uncertainty persists, we believe the actions taken over the past year have positioned the Company to generate improved and more consistent earnings as market conditions improve.”

“Retailer commitments to Margaritaville products, galleries, and free-standing stores continue to exceed our expectations, with commitments to 100 in-store galleries and 10-free standing retail stores to-date, as compared with about half those numbers when we reported in December. Meaningful shipments are expected to begin in the second half of fiscal 2027 and are expected to build through the end of the current fiscal year and beyond. Combined with continued momentum in incoming orders across our core businesses, we believe we are well positioned to capitalize on opportunities as demand recovers,” Hoff concluded.

Conference Call Details

  Hooker Furnishings will present its fiscal 2027 first quarter financial results via teleconference and live internet webcast on Thursday morning, June 11th, 2026 at 9:00 AM Eastern Time.
  A live webcast of the call will be available on the Investor Relations page of the Company’s website at https://investors.hookerfurnishings.com/events and archived for replay.
  To access the call by phone, participants should go to this link (registration link) and you will be provided with dial-in details.
  To avoid delays, participants are encouraged to dial into the conference call fifteen minutes ahead of the scheduled start time.

About Hooker Furnishings

Hooker Furnishings Corporation, in its 102nd year of business, is a designer, marketer and importer of casegoods (wooden and metal furniture), leather furniture, fabric-upholstered furniture, lighting, accessories, and home décor for the residential, hospitality and contract markets. The Company also domestically manufactures premium residential custom leather and custom fabric-upholstered furniture and outdoor furniture. Major casegoods product categories include home entertainment, home office, accent, dining, and bedroom furniture in the upper-medium price points sold under the Hooker Furniture brand. Hooker’s residential upholstered seating product lines include Bradington-Young, a specialist in upscale motion and stationary leather furniture, HF Custom (formerly Sam Moore), a specialist in fashion forward custom upholstery offering a selection of chairs, sofas, sectionals, recliners and a variety of accent upholstery pieces, Hooker Upholstery, imported upholstered furniture targeted at the upper-medium price-range and Shenandoah Furniture, an upscale upholstered furniture company specializing in private label sectionals, modulars, sofas, chairs, ottomans, benches, beds and dining chairs in the upper-medium price points for lifestyle specialty retailers. The H Contract product line supplies upholstered seating and casegoods to upscale senior living facilities. The Sunset West division is a designer and manufacturer of comfortable, stylish and high-quality outdoor furniture. Hooker Furnishings Corporation’s corporate offices and upholstery manufacturing facilities are located in Virginia, North Carolina and California, with showrooms in High Point, NC, Las Vegas, NV, and Atlanta, GA. The Company operates distribution centers in Virginia, North Carolina, and Vietnam. Please visit our websites at hookerfurnishings.com, shenandoahfurniture.com, slh-co.com, and hcontractfurniture.com.

Additional Information

Hooker Furnishings uses our Investor Relations website, https://investors.hookerfurnishings.com/investor-relations, as a means of disclosing information which may be of interest or material to our investors and for complying with disclosure obligations under Regulation FD. Accordingly, investors should monitor our Investor Relations website, in addition to following our press releases, SEC filings, public conference calls, webcasts, and social media. For more information, contact Earl Armstrong, Senior Vice President and Chief Financial Officer at (276) 666-3969.

Forward Looking Statements

Certain statements made in this release, other than those based on historical facts, may be forward-looking statements. Forward-looking statements reflect our reasonable judgment with respect to future events and typically can be identified by the use of forward-looking terminology such as “believes,” “expects,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “would,” “could” or “anticipates,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Those risks and uncertainties include but are not limited to: (1) adverse political acts or developments affecting the international markets from which we import products and certain components used in our Domestic Upholstery segment, including the imposition of duties or tariffs by the U.S. or foreign governments, such as the tariffs under Section 301, antidumping and countervailing duty orders on raw materials like timber and lumber, the potential for additional or higher reciprocal tariffs on imports from key sourcing countries, and other trade restrictions, could affect our supply chain and increase our costs, and adversely affect our sales, earnings, and liquidity; (2) general economic or business conditions, both domestically and internationally, including the current macroeconomic uncertainties and challenges to the retail environment for home furnishings along with instability in the financial and credit markets, in part due to elevated interest rates and housing market volatility, which can affect consumer spending patterns, existing home sales, and demand for home furnishings, including their potential impact on (i) our sales and operating costs and access to financing, (ii) our customers, and (iii) our suppliers and their ability to obtain financing or generate the cash necessary to conduct their respective businesses; (3) the impairment of our long-lived assets, which can result in reduced earnings and net worth; (4) the cyclical nature of the furniture industry, which is particularly sensitive to changes in consumer confidence, the amount of consumers’ income available for discretionary purchases, and the availability and terms of consumer credit; (5) achieving and managing growth and change, and the risks associated with new business lines including the Margaritaville launch, and inherent risks associated with possible acquisitions, including the selection of suitable acquisition targets, restructurings, strategic alliances and international operations; (6) risks associated with the ultimate outcome of our cost reduction efforts, including the amounts and timing of savings realized and the ability to scale the business appropriately as customer demand increases or decreases based on the macroeconomic environment; (7) risks associated with our reliance on offshore sourcing and the cost of imported goods, including fluctuation in the prices of purchased finished goods, customs issues, freight costs, including the price and availability of shipping containers, ocean vessels, domestic trucking, and warehousing costs and the risk that a disruption in our supply chain or the transportation and handling industries, including labor stoppages, strikes, slowdowns, or geopolitical conflicts or instability affecting key global shipping routes and our suppliers, could adversely affect our ability to timely fulfill customer orders; (8) interruption, inadequacy, security breaches or integration failure of our information systems or information technology infrastructure, related service providers or the internet or other related issues including unauthorized disclosures of confidential information, hacking or other cybersecurity threats or inadequate levels of cyber insurance or risks not covered by cyber insurance; (9) difficulties in forecasting demand for our imported products and raw materials used in our domestic operations; (10) our inability to collect amounts owed to us or significant delays in collecting such amounts; (11) the risks associated with our Amended and Restated Loan Agreement, including the fact that our asset-based lending facility is secured by substantially all of our assets and contains provisions which limit the amount of our future borrowings under the facility, as well as financial and negative covenants that, among other things, may limit our ability to incur additional indebtedness; (12) risks associated with domestic manufacturing operations, including fluctuations in capacity utilization and the prices and availability of key raw materials, as well as changes in transportation, warehousing and domestic labor costs, availability of skilled labor, and environmental compliance and remediation costs; (13) risks associated with our self-insured healthcare and workers compensation plans, which utilize stop-loss insurance for aggregate claims above specified thresholds and can be impacted by higher healthcare inflation and expenditures, all of which may cause our healthcare and workers compensation costs to rise unexpectedly, adversely affecting our earnings, financial condition, and liquidity; (14) disruptions and damage (including those due to weather) affecting our Virginia or North Carolina warehouses, our Virginia, North Carolina or California administrative and manufacturing facilities, our High Point, Las Vegas, and Atlanta showrooms or our representative office or warehouse in Vietnam; (15) changes in U.S. and foreign government regulations and in the political, social and economic climates of the countries from which we source our products; (16) risks associated with product defects, including higher than expected costs associated with product quality and safety, regulatory compliance costs related to the sale of consumer products and costs related to defective or non-compliant products, product liability claims and costs to recall defective products and the adverse effects of negative media coverage; (17) the direct and indirect costs and time spent by our associates related to the implementation of our Enterprise Resource Planning system (“ERP”), including costs resulting from unanticipated disruptions to our business; (18) risks associated with distribution through third-party retailers, such as non-binding dealership arrangements; (19) changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of our imported products and raw materials; (20) price competition in the furniture industry; (21) changes in consumer preferences, including increased demand for lower-priced furniture, especially in light of recently imposed tariffs on imported furniture; (22) the risks specifically related to the concentrations of a material part of our sales and accounts receivable in only a few customers, including the loss of several large customers through business consolidations, failures or other reasons, or the loss of significant sales programs with major customers; (23) decisions concerning the allocation of capital including the extent to which we repurchase shares of our common stock which will affect shares outstanding and earnings per share (EPS); (24) future actions by activist stockholders that could divert management attention, create uncertainty around our strategic direction, disrupt relationships with key shareholders, increase our costs, drive stock price volatility, and otherwise materially impact our business, financial condition, results of operations, and cash flows; and (25) other risks and uncertainties described under Part I, Item 1A. “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended February 1, 2026 and other filings with the SEC. Any forward-looking statement that we make speaks only as of the date of that statement, and we undertake no obligation, except as required by law, to update any forward-looking statements whether as a result of new information, future events or otherwise and you should not expect us to do so.

Table I HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data) (Unaudited)

	For the
	13 Weeks Ended
	May 3,	May 4,
	2026	2025

Net sales	$69,452	$71,184

Cost of sales	48,860	53,249

Gross profit	20,592	17,935

Selling and administrative expenses	18,469	17,766
Intangible asset amortization	545	667

Operating income / (loss)	1,578	(498)

Other (expense) / income	(70)	98
Interest expense, net	121	378

Income / (Loss) from continuing operations before income taxes	1,387	(778)

Income tax expense / (benefit)	326	(164)

Net income / (loss) from continuing operations	1,061	(614)

Net income / (loss) from discontinued operations, net of taxes	-	(2,438)

Net income / (loss)	$1,061	$(3,052)

Basic:
Earnings / (loss) from continuing operations per share	$0.10	$(0.06)
Earnings / (loss) from discontinued operations per share	-	(0.23)
Basic earnings / (loss) per share	$0.10	$(0.29)

Diluted:
Earnings / (loss) from continuing operations per share	$0.10	$(0.06)
Earnings / (loss) from discontinued operations per share	-	(0.23)
Diluted earnings / (loss) per share	$0.10	$(0.29)

Weighted average shares outstanding:
Basic	10,644	10,563
Diluted	10,778	10,563

Cash dividends declared per share	$0.115	$0.23

Table II
HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME / (LOSS)
(In thousands)
(Unaudited)

	For the
	13 Weeks Ended
	May 3,	May 4,
	2026	2025

Net income / (loss)	$1,061	$(3,052)
Other comprehensive income:
Actuarial adjustments	(19)	(45)
Income tax effect on adjustments	4	11
Adjustments to net periodic benefit cost	(15)	(34)

Total comprehensive income / (loss)	$1,046	$(3,086)

Table III
HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

As of	May 3,	February 1,
	2026	2026
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$10,618	$1,112
Trade accounts receivable, net	30,933	37,786
Inventories	45,032	48,684
Income tax recoverable	-	30
Prepaid expenses and other current assets	5,269	5,283
Total current assets	91,852	92,895
Property, plant and equipment, net	22,208	25,207
Cash surrender value of life insurance policies	31,291	30,422
Deferred taxes	24,767	24,941
Operating leases right-of-use assets	21,653	23,015
Intangible assets, net	12,449	12,994
Goodwill	575	575
Other assets	18,422	15,842
Total non-current assets	131,365	132,996
Total assets	$223,217	$225,891

Liabilities and Shareholders' Equity
Current liabilities
Trade accounts payable	$12,113	$11,002
Accrued salaries, wages and benefits	4,666	3,730
Accrued income taxes	158	42
Customer deposits	5,151	5,291
Current portion of operating lease liabilities	5,359	5,445
Other accrued expenses	2,320	2,083
Total current liabilities	29,767	27,593
Long term debt	-	3,223
Deferred compensation	6,149	6,365
Operating lease liabilities	18,207	19,468
Total long-term liabilities	24,356	29,056
Total liabilities	54,123	56,649

Shareholders' equity
Common stock, no par value, 20,000 shares authorized, 10,770 and 10,764 shares issued and outstanding on each date	51,479	51,361
Retained earnings	117,352	117,603
Accumulated other comprehensive income	263	278
Total shareholders' equity	169,094	169,242
Total liabilities and shareholders' equity	$223,217	$225,891

Table IV HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands) (Unaudited)

	For the
	13 Weeks Ended
	May 3,	May 4,
	2026	2025
Operating Activities:
Net income / (loss)	$1,061	$(3,052)
Less: Loss from discontinued operations, net of taxes	-	(2,438)

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,816	1,766
Deferred income tax expense	179	(1,052)
Noncash restricted stock and performance awards	155	357
Provision for doubtful accounts and sales allowances / (benefit from)	476	(247)
Gain on life insurance policies	(770)	(679)
Loss / (gain) on disposal of assets	(2)	15
Changes in assets and liabilities:
Trade accounts receivable	6,377	12,843
Inventories	3,651	5,312
Income tax recoverable	30	521
Prepaid expenses and other assets	(430)	(1,127)
Trade accounts payable	1,061	1,375
Accrued salaries, wages, and benefits	936	155
Accrued income taxes	116	242
Customer deposits	(140)	731
Operating lease assets and liabilities	14	77
Other accrued expenses	114	(270)
Deferred compensation	(235)	(190)
Net cash provided by operating activities	$14,409	$19,215

Investing Activities:
Purchases of property and equipment	(403)	(727)
Premiums paid on life insurance policies	(116)	(116)
Proceeds received on life insurance policies	540	-
Net cash provided by / (used in) investing activities	$21	$(843)

Financing Activities:
Proceeds from revolving credit facility	3,156	534
Payments for long-term loans	(6,730)	-
Cash dividends paid	(1,254)	(2,496)
Purchase and retirement of common stock	(96)	-
Debt issuance cost	-	(17)
Net cash used in financing activities	$(4,924)	$(1,979)

Discontinued Operations
Cash provided by / (used in) operating activities	-	(4,553)
Cash used in investing activities	-	(124)
Cash used in discontinued operations	$-	$(4,677)

Net increase in cash and cash equivalents	9,506	11,716
Cash and cash equivalents - beginning of year	1,112	6,295
Cash and cash equivalents - end of quarter	$10,618	$18,011

Supplemental disclosure of cash flow information:
Cash paid for / (refund of) income taxes, net	$-	$(475)
Cash paid for interest, net	6	466

Non-cash transactions:
Increase in lease liabilities arising from changes in right-of-use assets	$-	$10
Increase in property and equipment through accrued purchases	50	30

Table V
HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
NET SALES, GROSS PROFIT, AND OPERATING INCOME / (LOSS) BY SEGMENT
(In thousands)
(Unaudited)

	13 Weeks Ended
	May 3, 2026		May 4, 2025
		% Net		% Net
Net sales		Sales		Sales
Hooker Branded	$35,329	50.9%	$37,108	52.1%
Domestic Upholstery	28,355	40.8%	28,913	40.6%
All Other	5,768	8.3%	5,163	7.3%
Consolidated	$69,452	100%	$71,184	100%

Gross profit
Hooker Branded	$13,918	39.4%	$11,065	29.8%
Domestic Upholstery	4,965	17.5%	5,280	18.3%
All Other	1,709	29.6%	1,590	30.8%
Consolidated	$20,592	29.6%	$17,935	25.2%

Operating income / (loss)
Hooker Branded	$1,206	3.4%	$27	0.1%
Domestic Upholstery	(689)	-2.4%	(595)	-2.1%
All Other	1,061	18.4%	70	1.4%
Consolidated	$1,578	2.3%	$(498)	-0.7%

Table VI
HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
Order Backlog
(In thousands)
(Unaudited)

Reporting Segment	May 3, 2026	February 1, 2026	May 4, 2025

Hooker Branded	$17,491	$16,490	$13,479
Domestic Upholstery	19,952	19,557	19,401
All Other	1,692	7,807	4,563

Consolidated	$39,135	$43,854	$37,443